Exhibit 99.1

REVLON REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

 Quarterly Results Reflect Sequential Improvement in Top-Line with Strong E-Commerce Channel Growth, Now Representing Approximately 20% of Net Sales

Continued Cost Reductions from the Company's Restructuring Program Drove Improved Gross Margin Performance

NEW YORK--(BUSINESS WIRE)--March 11, 2021--Revlon, Inc. (NYSE: REV) (“Revlon” and together with its subsidiaries, the “Company”) today announced its results for the quarter ended and year ended December 31, 2020.

Quarter ended December 31, 2020 summary developments:1

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As Reported net sales were $626.6 million in the fourth quarter of 2020, compared to $699.4 million during the prior-year period, a decline of $72.8 million, or 10.4%.  E-commerce net sales increased approximately 39% versus the prior-year period and represented approximately 20% of fourth quarter 2020 net sales, versus approximately 13% in the prior-year period. The Company experienced strong double-digit growth in most regions across its mass, prestige and professional e-commerce businesses.  As Reported net sales include approximately $118 million of estimated negative impacts associated with the ongoing and prolonged COVID-19 pandemic. Excluding the COVID-19 impacts, As Reported net sales increased by $45.2 million, or 6.5%, as compared to the prior-year period.

•
As Reported operating income was $28.4 million in the fourth quarter of 2020, compared to $76.7 million during the prior-year period.  The lower operating income was driven primarily by the adverse impacts of the COVID-19 pandemic impact on net sales, sales mix and higher manufacturing overhead absorption costs along with costs associated with the Company’s various debt refinancing activities.  These negative impacts were partially offset by $10.7 million in lower selling, general and administrative expenses (SG&A), driven in part by cost reductions associated with the Company's restructuring program and additional actions specifically implemented to mitigate the adverse impact of the COVID-19 pandemic on the Company's operating results.  Despite the higher costs associated with the impacts of the COVID-19 pandemic, the Company was able to improve its gross margin by160 basis points, driven by cost reductions associated with the Company's restructuring program along with favorable foreign currency impacts.  Adjusted operating income in the fourth quarter of 2020 increased by $1.8 million to $75.0 million from $73.2 million in the prior-year period.

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As Reported net loss was $233.8 million in the fourth quarter of 2020, versus $25.8 million net income in the prior-year period. The net loss was driven primarily by a $189.5 million non-cash charge related to an increase in the valuation allowance for the Company's net federal deferred tax assets as well as higher interest expense of $14.4 million.  The Adjusted Net Income was $32.7 million in the fourth quarter of 2020, compared to Adjusted Net Income of $23.6 million during the prior-year period.

•
Adjusted EBITDA(a) in the fourth quarter of 2020 was $111.8 million, comparable to the prior-year period.  Despite the impact of the COVID-19 pandemic to net sales, the Company was able to improve its Adjusted EBITDA margin to 17.8% during the fourth quarter of 2020, versus 15.7% in the prior-year period.  The Company achieved this expansion of Adjusted EBITDA margin through prioritization of brand support focused primarily on e-commerce and priority or lead growth areas, indirect spend control, and the ongoing cost reduction initiatives from the previously announced Revlon 2020 Restructuring Program.

•
The 2020 Restructuring Program is on track to achieve the previously announced $200 million to $230 million of annualized cost reductions by the end of 2022.  The Company achieved $127 million of cost reductions under this program during 2020.

•	As of December 31, 2020, the Company had total liquidity of $249.9 million.

•	During March 2021, the Company extended or refinanced two of its maturing debt facilities:

•
On March 8, 2021, the Company closed an amendment to its 2016 $450 million asset-based revolving credit agreement with Citibank, N.A. as the collateral agent and administrative agent.  The amendment, among other things, extends the scheduled maturity of the revolving credit facility thereunder from September 2021 to June 8, 2023.

•
On March 2, 2021, the Company closed on a $75 million asset-based term loan facility with Blue Torch Finance LLC as the collateral agent and administrative agent.  The new facility, which is scheduled to mature on March 2, 2024, replaces the 2018 Foreign Asset-Based Term Loan that was scheduled to mature in July 2021.  The proceeds of the term loan were used to repay the Company’s 2018 foreign asset-based term loan and fund the Company's ongoing liquidity needs.

•
As previously announced, the Company's Exchange Offer and Consent Solicitation was successfully closed on November 13, 2020, and the 5.75% Senior Notes due 2021 and accrued interest were immediately retired with the closure.

“In the fourth quarter of 2020, we continued to see positive developments tracing back to the transformational initiatives begun in the second half of 2018 to rationalize the business, capture our share of the E-commerce channel, and launch new products in the segments that will add the greatest value to the Company.  While these initiatives, including the Revlon 2020 Restructuring Program, were designed with a long-term view of our business, they have also been essential in helping to mitigate the ongoing effects of COVID-19. The impact of our disciplined expense controls and cost cutting measures was reflected in our adjusted EBITDA margin, which improved approximately 200 basis points from last quarter. We also saw yet another sequential improvement in our net sales decline – continuing a trend from the prior two quarters.

“We are seeing signs of broader positive momentum in the business, and with several major 2020 challenges behind us we believe we are well positioned to capture the reemerging opportunities in the beauty industry. We continue to execute against the key pillars of our strategy, including driving growth in our iconic brands of Revlon and Elizabeth Arden, key markets such as China, and accelerating our e-commerce business.  This remained our focus throughout 2020 and we are committed to delivering against these plans in 2021,” said Debra Perelman, Revlon's President and Chief Executive Officer.

1 The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

Fourth Quarter 2020 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Three Months Ended December 31, (Unaudited)
	2020		2019		As Reported		Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change		% Change

Net Sales	$626.6	$626.6	$699.4	$712.6	(10.4)%		(12.1)%
Gross Profit	366.8	375.5	397.9	411.9	(7.8)%		(8.8)%
Gross Margin	58.5%	59.9%	56.9%	57.8%	160bps		210bps
Operating Income	$28.4	$75.0	$76.7	$73.2	(63.0)%		2.5%
Net (Loss) Income	(233.8)	32.7	25.8	23.6	N/	M	38.6%
Adjusted EBITDA		111.8		111.9			(0.1)%
Diluted (Loss) Income per Common Share	$(4.37)	$0.61	$0.49	$0.44	N/	M	38.6%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of the Company's non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EBITDA and Adjusted Diluted Loss per Common Share.

Segment Results

The Company operates in four reporting segments: Revlon; Elizabeth Arden; Portfolio; and Fragrances:

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Revlon - The Revlon segment is comprised of the Company's flagship Revlon brands. Revlon segment products are primarily marketed, distributed and sold in the mass retail channel, large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, e-commerce sites, television shopping, department stores, professional hair and nail salons, one-stop shopping beauty retailers and specialty cosmetic stores in the U.S. and internationally under brands such as Revlon in color cosmetics; Revlon ColorSilk and Revlon Professional in hair color; and Revlon in beauty tools.

•
Elizabeth Arden - The Elizabeth Arden segment is comprised of the Company's Elizabeth Arden branded products. The Elizabeth Arden segment markets, distributes and sells fragrances, skin care and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers and distributors, as well as direct sales to consumers via its Elizabeth Arden branded retail stores and elizabetharden.com e-commerce website, in the U.S. and internationally, under brands such as Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference and Skin Illuminating in the Elizabeth Arden skin care brands; and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.

•
Portfolio - The Company’s Portfolio segment markets, distributes and sells a comprehensive line of premium, specialty and mass products primarily to the mass retail channel, hair and nail salons and professional salon distributors in the U.S. and internationally and large volume retailers, specialty and department stores under brands such as Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products (which are also sold direct-to-consumer on its americancrew.com website); CND in nail polishes, gel nail color and nail enhancements; Cutex in nail care products; and Mitchum in anti-perspirant deodorants. The Portfolio segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.; and a hair color line under the Llongueras brand (licensed from a third party) that is sold in the mass retail channel, large volume retailers and other retailers, primarily in Spain.

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Fragrances - The Fragrances segment includes the development, marketing and distribution of certain owned and licensed fragrances, as well as the distribution of prestige fragrance brands owned by third parties. These products are typically sold to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers and other international retailers. The owned and licensed fragrances include brands such as: (i) Juicy Couture (which are also sold direct-to-consumer on its juicycouturebeauty.com website), John Varvatos and AllSaints in prestige fragrances; (ii) Britney Spears, Elizabeth Taylor, Christina Aguilera, Jennifer Aniston and Mariah Carey in celebrity fragrances; and (iii) Curve, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, ‹PS› (logo of former Paul Sebastian brand), Alfred Sung, Halston, Geoffrey Beene, and White Diamonds in mass fragrances.

	Three Months Ended December 31, (Unaudited)
	Net Sales
	As Reported		As Reported
(USD millions)	2020	2019	% Change	XFX % Change

Revlon	$205.6	$242.7	(15.3)%	(16.4)%
Elizabeth Arden	181.1	168.0	7.8%	3.8%
Portfolio	103.2	133.7	(22.8)%	(23.4)%
Fragrances	136.7	155.0	(11.8)%	(12.4)%
Total	$626.6	$699.4	(10.4)%	(12.0)%

	Three Months Ended December 31, (Unaudited)
	Segment Profit
	As Reported		As Reported
(USD millions)	2020	2019	% Change	XFX % Change

Revlon	$45.1	$42.7	5.6%	4.2%
Elizabeth Arden	21.2	20.5	3.4%	(2.0)%
Portfolio	13.5	20.0	(32.5)%	(34.5)%
Fragrances	32.0	28.7	11.5%	10.8%
Total	$111.8	$111.9	(0.1)%	(2.1)%

Revlon Segment

Revlon segment net sales in the fourth quarter of 2020 were $205.6 million, a $37.1 million or 15.3% (or 16.4% XFX) decrease compared to the prior-year period, with the ongoing COVID-19 pandemic contributing an estimated $51 million (or $50 million XFX) to the decrease.  The segment's lower net sales were driven primarily by Revlon color cosmetics, lower international net sales of Revlon-branded professional products, Revlon ColorSilk hair care, as well as other Revlon-branded hair care, due primarily to the ongoing effects of the COVID-19 pandemic on the mass retail channel and on salons. This decrease was partially offset by higher net sales of Revlon-branded beauty tools.

Revlon segment profit in the fourth quarter of 2020 was $45.1 million, compared to $42.7 million in the prior-year period, an increase driven primarily by the segment's lower brand support, lower customer allowances, and lower SG&A expenses, driven by cost reductions achieved through the Company's initiatives designed to mitigate the adverse impact of COVID-19 on the Company's operating results, as well as the Revlon 2020 Restructuring Program.  These gains were partially offset by lower net sales and lower gross profit margin.

Elizabeth Arden Segment

Elizabeth Arden segment net sales in the fourth quarter of 2020 were $181.1 million, a $13.1 million or 7.8% (or 3.8% XFX) increase compared to the prior-year period, with the ongoing COVID-19 pandemic impacting net sales by an estimated $25 million (or $24 million XFX).  The higher net sales were driven by Ceramide, Prevage, and the Green and White Tea fragrances, as well as our e-commerce channel, particularly the Company's ElizabethArden.com site, which grew over 70%, as well as in China where net sales grew by approximately 54% in the fourth quarter over the prior-year period.  This growth was partially offset by lower net sales of Eight Hour and other Elizabeth Arden-branded color products.

Elizabeth Arden segment profit in the fourth quarter of 2020 was $21.2 million, compared to $20.5 million in the prior-year period, an increase primarily due to the segment's higher net sales, partially offset by higher returns and allowances, as well as higher brand support costs.

Portfolio Segment

Portfolio segment net sales in the fourth quarter of 2020 were $103.2 million, a $30.5 million, or 22.8% (or 23.4% XFX) decrease compared to the prior-year period, with COVID-19 contributing an estimated $27 million (or $26 million XFX) to the decrease.  The decrease in segment net sales was driven primarily by Almay color cosmetics, American Crew men's grooming products, and CND nail products, primarily in North America and EMEA, due, in part, to the continuing effects of COVID-19 on the mass retail channel and salons.

Portfolio segment profit in the fourth quarter of 2020 was $13.5 million, compared to $20.0 million in the prior-year period, driven by the segment's lower net sales and lower gross profit margin, partially offset by lower SG&A expenses and brand support expenses, driven by cost reductions achieved through the Company's initiatives designed to mitigate the adverse impact of COVID-19 on the Company's operating results, as well as the Revlon 2020 Restructuring Program.

Fragrances Segment

Fragrances segment net sales in the fourth quarter of 2020 were $136.7 million, an $18.3 million, or 11.8% (or 12.4% XFX) decrease compared to the prior-year period, with COVID-19 contributing an estimated $16 million (or $15 million XFX) to the decrease.  The segment's lower net sales were driven primarily by the continuing impacts from COVID-19, especially in the U.S. mass retail channel, and certain licensed fragrances.

Fragrances segment profit in the fourth quarter of 2020 was $32.0 million, compared to $28.7 million in the prior-year period, primarily as a result of lower SG&A expenses and brand support expenses, driven by cost reductions achieved through the Company's initiatives designed to mitigate the adverse impact of COVID-19 on the Company's operating results, as well as the Revlon 2020 Restructuring Program, partially offset by the segment's lower net sales and lower gross profit margin.

Geographic Net Sales

Overall, As Reported total net sales decreased by 10.4% (or 12.0% XFX) in the fourth quarter of 2020, compared to the prior-year period, as detailed below by segment for the Company's North America and International Regions.

	Three Months Ended December 31, (Unaudited)
(USD millions)	2020 As Reported	2019 As Reported	As Reported % Change	As Reported XFX % Change
Net Sales:
Revlon
North America	$115.4	$129.3	(10.8)%	(10.8)%
International	90.2	113.4	(20.5)%	(22.8)%
Elizabeth Arden
North America	$37.5	$36.5	2.7%	2.7%
International	143.6	131.5	9.2%	4.0%
Portfolio
North America	$65.1	$84.4	(22.9)%	(23.0)%
International	38.1	49.3	(22.7)%	(24.1)%
Fragrances
North America	$102.3	$110.8	(7.7)%	(7.7)%
International	34.4	44.2	(22.2)%	(24.2)%
Total Net Sales	$626.6	$699.4	(10.4)%	(12.0)%

Total Net Sales Summary
North America	$320.3	$361.0	(11.3)%	(11.3)%
International	306.3	338.4	(9.5)%	(12.7)%

Revlon Segment

In North America, Revlon segment net sales of $115.4 million in the fourth quarter of 2020 decreased by $13.9 million, or 10.8% (or 10.8% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $21 million (or $21 million XFX) to the decrease.  The segment's lower net sales in North America were primarily driven by lower net sales of Revlon color cosmetics, Revlon ColorSilk hair care products, and other Revlon-branded hair care products, due to the continuing effects of COVID-19 on the mass retail channel, partially offset by higher net sales of Revlon-branded beauty tools.

In International, Revlon segment net sales of $90.2 million in the fourth quarter of 2020 decreased by $23.2 million, or 20.5% (or 22.8% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $30 million (or $29 million XFX) to the decrease.  The segment's lower International net sales were driven primarily by lower net sales of Revlon color cosmetics and Revlon-branded professional hair-care products.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales of $37.5 million in the fourth quarter of 2020 increased by $1.0 million, or 2.7% (or 2.7% XFX), compared to the prior-year period.  COVID-19 impacted net sales by an estimated $4 million (or $4 million XFX) versus the prior-year period.  The improved North America net sales were driven by the segment's higher net sales of Prevage skin care products, partially offset by certain other Elizabeth Arden-branded color products, due primarily to the continuing effects of COVID-19 on foot traffic at department stores and in other retail outlets.

In International, Elizabeth Arden segment net sales of $143.6 million in the fourth quarter of 2020 increased by $12.1 million, or 9.2% (or 4.0% XFX), compared to the prior-year period.  COVID-19 impacted net sales by an estimated $21 million (or $20 million XFX) versus the prior-year period.  The segment's higher international net sales were driven by higher net sales of Ceramide skin care products and the White and Green Tea fragrances, partially offset by lower net sales of Eight Hour skin care products.

Portfolio Segment

In North America, Portfolio segment net sales of $65.1 million in the fourth quarter of 2020 decreased by $19.3 million, or 22.9% (or 23.0% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $16 million (or $16 million XFX) to the decrease. The segment's lower North America net sales were driven by Almay color cosmetics, primarily due to the continuing effects of COVID-19 on the mass retail channel.

In International, Portfolio segment net sales of $38.1 million in the fourth quarter of 2020 decreased by $11.2 million, or 22.7% (or 24.1% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $10 million (or $10 million XFX) to the decrease. The segment's lower International net sales were driven primarily by lower net sales of American Crew men's grooming products and CND nail products, primarily in the Company's EMEA region, largely attributable to COVID-19's continuing adverse effects on consumer foot traffic in the mass retail channel.

Fragrances Segment

In North America, Fragrances segment net sales of $102.3 million in the fourth quarter of 2020 decreased by $8.5 million, or 7.7% (or 7.7% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $8 million (or $8 million XFX) to the decrease.  The segment's lower net sales in North America compared to the prior year period were driven primarily by the continuing impacts from COVID-19, especially in the U.S. mass retail channel, resulting in decreased foot traffic.

In International, Fragrances segment net sales of $34.4 million in the fourth quarter of 2020 decreased by $9.8 million, or 22.2% (or 24.2% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $8 million (or $7 million XFX) to the decrease.  The segment's lower international net sales were due to lower net sales of certain licensed fragrances and in the local retail channel, primarily in the Company's EMEA region, due to the continuing impacts from COVID-19, resulting in decreased foot traffic.

Cash Flow

Net cash used in operating activities in 2020 was $97.3 million, compared to $68.3 million in the prior-year period.  The increase in cash usage was driven primarily by the COVID-related lower net sales.  Free cash flow(a) used in 2020 was $107.6 million, compared to $97.3 million used in the prior year.  The increase in free cash flow usage was driven by higher operating cash flow usage, due in part to COVID-19's ongoing adverse impacts on the business.

Liquidity Update

As of December 31, 2020, the Company had approximately $249.9 million of available liquidity, consisting of $97.1 million of unrestricted cash and cash equivalents, as well as $168.0 million in available borrowing capacity under the Product Corporation's Amended 2016 Revolving Credit Facility (which had $188.9 million drawn as of such date), less float of approximately $15.2 million.

A key driver of the Company's fourth quarter liquidity was the closure of the previously announced Trademark License Agreement with Helen of Troy on December 22, 2020, which combined and revised the existing licenses that are in place between the two parties.  The Trademark License Agreement grants Helen of Troy the exclusive right to use the “Revlon” brand in connection with the manufacture, display, advertising, promotion, labeling, sale, marketing and distribution of certain hair and grooming products until December 31, 2060 (with 3 additional 20-year renewal periods) in exchange for a one-time, upfront cash fee of $72.5 million.

5.75% Senior Notes Exchange Offer Update

The Company's Exchange Offer and Consent Solicitation was successfully closed on November 13, 2020, and the 5.75% Senior Notes due 2021 and accrued interest were immediately retired with the closure.

Full Year 2020 Results

•
As Reported net sales were $1,904.3 million in 2020, compared to $2,419.6 million during the prior year, a decline of 21.3%.  The lower net sales were driven primarily by the negative impacts associated with the ongoing and prolonged COVID-19 pandemic.  As Reported net sales include approximately $505 million of estimated negative impacts associated with the COVID-19 pandemic. This decline was partially offset by approximately 40% higher e-commerce net sales versus the prior year, which represented approximately 16% of full-year 2020 net sales, versus approximately 9% in the prior year.  Excluding the COVID-19 impacts, As Reported net sales decreased by $10.8 million compared to the prior year.

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As Reported operating loss was $226.3 million in 2020, compared to $60.7 million of income during the prior year.  The higher net loss was driven primarily by the $144.1 million non-cash intangible impairment charges and by the adverse impacts of the COVID-19 pandemic impact on net sales, sales mix and higher manufacturing overhead absorption and other costs, along with costs associated with the Company’s various debt refinancing activities.  These negative impacts were partially offset by $244.8 million in lower SG&A expenses, driven in part by cost reductions associated with the Company's restructuring programs and additional actions specifically implemented to mitigate the adverse impact of the COVID-19 pandemic on the Company's operating results.

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As Reported net loss was $619.0 million in 2020, compared to a $157.7 million net loss in the prior year.  The higher net loss was driven primarily by the lower operating income described above, a $189.5 million non-cash charge related to an increase in the valuation allowance for the Company's net federal deferred tax assets during the fourth quarter of 2020, and higher interest expense.  The Adjusted Net Loss was $145.8 million in 2020, compared to a $130.3 million Adjusted Net Loss during the prior year.

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Adjusted EBITDA(a) in 2020 was $240.1 million, compared to $266.1 million in the prior year, a decrease of 9.8% versus the prior year, driven primarily by lower net sales as a result of the COVID-19 pandemic, partially offset by cost reductions associated with the Company's restructuring program and additional actions specifically implemented to mitigate the adverse impact of the COVID-19 pandemic.

	Year Ended December 31, (Unaudited)
	2020		2019		As Reported		Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change		% Change

Net Sales	$1,904.3	$1,908.5	$2,419.6	$2,432.8	(21.3)%		(21.6)%
Gross Profit	1,043.8	1,089.8	1,367.4	1,385.6	(23.7)%		(21.3)%
Gross Margin	54.8%	57.1%	56.5%	57.0%	-170bps		10bps
Operating (Loss) Income	$(226.3)	$86.4	$60.7	$95.1	N/	M	(9.1)%
Net Loss	(619.0)	(145.8)	(157.7)	(130.3)	N/	M	(11.9)%
Adjusted EBITDA		240.1		266.1			(9.8)%
Diluted Loss per Common Share	$(11.59)	$(2.73)	$(2.97)	$(2.45)	N/	M	(11.4)%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of our non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Diluted Loss per Common Share.

	Year Ended December 31, (Unaudited)
(USD millions)	2020 As Reported	2019 As Reported	As Reported % Change	As Reported XFX % Change

Total Net Sales Summary
North America	$986.7	$1,225.7	(19.5)%	(19.3)%
International	917.6	1,193.9	(23.1)%	(18.7)%

Total Net Sales	$1,904.3	$2,419.6	(21.3)%	(19.0)%

Fourth Quarter 2020 Results Conference Call

The Company will host a conference call with members of the investment community today, March 11, 2021, at 8:30 A.M EST to discuss its fourth quarter 2020 financial results. Access to the call is available to the public at www.revloninc.com.

Investor Relations:
212-527-4040 or investor.relations@revlon.com

Footnotes to Press Release
(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures.  See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)
Net Loss Adjustments to EBITDA	Q4 2020	Q4 2019
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$1.8	$0.4
Restructuring and related charges	7.4	3.1
Acquisition, integration and divestiture costs	0.8	3.2
Gain on divested assets	—	(26.6)
Financial control remediation and sustainability actions and related charges	1.1	3.6
Excessive coupon redemption	—	13.2
COVID-19 charges	11.2	—
Capital structure and related charges	26.1	—

(USD millions)
Net Loss Adjustments to EBITDA	YTD 2020	YTD 2019
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$10.4	$8.1
Restructuring and related charges	68.7	30.5
Acquisition, integration and divestiture costs	5.0	3.9
Gain on divested assets	(0.5)	(26.6)
Financial control remediation and sustainability actions and related charges	9.6	13.4
Impairment charges	144.1	—
Excessive coupon redemption	4.2	13.2
COVID-19 charges	46.3	—
Capital structure and related charges	35.3	—

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength.  The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities.  Other companies may define such non-GAAP measures differently.  Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a).  The Company does not have any material inter-segment sales.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions that could cause actual results to differ materially from those expected or implied by the estimated financial information. Such forward-looking statements include, among other things: (i) the Company’s expectations to remain diligent in managing its cost base to reduce COVID-19's impact on the Company’s profitability; and (ii) the Company’s belief that while it still has challenges to face – namely the ongoing impact of the COVID-19 pandemic – it has the right long-term strategy in place and will continue to execute against it. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC during 2019 and 2020 (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include: (i) difficulties, delays or unanticipated costs or charges or less than expected cost reductions and other benefits resulting from the Company's cost reduction initiatives and/or restructuring activities, such as in connection with the Revlon 2020 Restructuring Program, higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than expected additional sources of liquidity from such initiatives; and/or (ii) the Company’s inability, in whole or in part, to continue to execute its business strategy, such as due to unanticipated circumstances or results affecting the Company's financial performance and or sales growth, including: greater than anticipated levels of consumers choosing to purchase their beauty products through e-commerce and other social media channels and/or greater than anticipated declines in the brick-and-mortar retail channel, or either of those conditions occurring at a rate faster than anticipated; the Company's inability to address the pace and impact of the new commercial landscape, such as its inability to enhance its e-commerce and social media capabilities and/or increase its penetration of e-commerce and social media channels; the Company's inability to drive a successful long-term omni-channel strategy and significantly increase its e-commerce penetration; difficulties, delays and/or the Company's inability to (in whole or in part) develop and implement effective content to enhance its online retail position, improve its consumer engagement across social media platforms and/or transform its technology and data to support efficient management of its digital infrastructure; the Company incurring greater than anticipated levels of expenses and/or debt to facilitate the foregoing objectives, which could result in, among other things, less than anticipated revenues and/or profitability; decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty products in one or more of the Company's segments, whether attributable to COVID-19 or otherwise; adverse changes in tariffs, foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors; decreased performance by third-party suppliers, whether due to COVID-19, shortages of raw materials or otherwise; and/or supply disruptions at the Company's manufacturing facilities, whether attributable to COVID-19 or otherwise; changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among sales channels, such as due to the continuing consumption declines in core beauty categories in the mass retail channel in North America, whether attributable to COVID-19 or otherwise; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company's existing or new products, whether attributable to COVID-19 or otherwise; higher than expected retail store closures in the brick-and-mortar channels where the Company sells its products, as consumers continue to shift purchases to online and e-commerce channels, whether attributable to COVID-19 or otherwise; higher than expected purchases of permanent displays, capital expenditures, debt service payments and costs, cash tax payments, pension and other post-retirement plan contributions, payments in connection with the Company's restructuring programs (such as the Revlon 2020 Restructuring Program), severance not otherwise included in the Company's restructuring programs, business and/or brand acquisitions (including, without limitation, through licensing transactions), if any, debt and/or equity repurchases, if any, costs related to litigation, discontinuing non-core business lines and/or entering and/or exiting certain territories and/or channels of trade, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company's customers, product discontinuances or otherwise or lower than expected results from the Company's advertising, promotional, pricing and/or marketing plans, whether attributable to COVID-19 or otherwise; decreased sales of the Company’s existing or new products, whether attributable to COVID-19 or otherwise; actions by the Company's customers, such as greater than expected inventory management and/or de-stocking, and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company's customers, whether attributable to COVID-19 or otherwise; and changes in the competitive environment and actions by the Company's competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)

Net sales	$626.6	$699.4	$1,904.3	$2,419.6
Cost of sales	259.8	301.5	860.5	1,052.2
Gross profit	366.8	397.9	1,043.8	1,367.4
Selling, general and administrative expenses	332.7	343.4	1,071.8	1,316.6
Acquisition, integration and divestiture costs	0.8	3.2	5.0	3.9
Restructuring charges and other, net	4.9	1.2	49.7	12.8
Impairment charges	—	—	144.1	—
Gain on divested assets	—	(26.6)	(0.5)	(26.6)
Operating income (loss)	28.4	76.7	(226.3)	60.7

Other expenses:
Interest expense, net	65.3	50.9	243.3	196.6
Amortization of debt issuance costs	9.0	4.2	26.8	14.6
Gain on early extinguishment of debt, net	—	—	(43.1)	—
Foreign currency gains, net	(15.1)	(10.9)	(6.0)	(1.9)
Miscellaneous, net	(1.0)	8.8	12.9	16.4
Other expenses	58.2	53.0	233.9	225.7

(Loss) income from continuing operations before income taxes	(29.8)	23.7	(460.2)	(165.0)
Provision for income taxes	204.0	3.4	158.8	0.2
(Loss) income from continuing operations, net of taxes	(233.8)	20.3	(619.0)	(165.2)
Income from discontinued operations, net of taxes	—	5.5	—	7.5
Net (loss) income	$(233.8)	$25.8	$(619.0)	$(157.7)

Other comprehensive income (loss):
Foreign currency translation adjustments	2.9	(2.4)	10.2	(2.9)
Amortization of pension related costs, net of tax	2.1	1.8	11.4	9.0
Pension re-measurement, net of tax	(52.1)	(19.3)	(52.1)	(19.3)
Other comprehensive (loss) income, net	(47.1)	(19.9)	(30.5)	(13.2)
Total comprehensive (loss) income	$(280.9)	$5.9	$(649.5)	$(170.9)

Basic and Diluted (loss) earnings per common share:
Continuing operations	$(4.37)	$0.38	$(11.59)	$(3.11)
Discontinued operations	—	0.10	—	0.14
Net (loss) income	$(4.37)	$0.49	$(11.59)	$(2.97)

Weighted average number of common shares outstanding:
Basic	53,488,701	53,153,033	53,401,324	53,081,321
Diluted	53,488,701	53,153,033	53,401,324	53,081,321

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$97.1	$104.3
Trade receivables, net	352.3	423.4
Inventories, net	462.6	448.4
Prepaid expenses and other current assets	134.4	135.3
Total current assets	1,046.4	1,111.4
Property, plant and equipment, net	352.0	408.6
Deferred income taxes	25.7	175.1
Goodwill	563.7	673.7
Intangible assets, net	430.8	490.7
Other assets	109.1	121.1
Total assets	$2,527.7	$2,980.6

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$2.5	$2.2
Current portion of long-term debt	217.5	288.0
Accounts payable	203.3	251.8
Accrued expenses and other current liabilities	420.9	414.9
Total current liabilities	844.2	956.9
Long-term debt	3,105.0	2,906.2
Long-term pension and other post-retirement plan liabilities	212.4	181.2
Other long-term liabilities	228.1	157.5
Total stockholders' deficiency	(1,862.0)	(1,221.2)
Total liabilities and stockholders' deficiency	$2,527.7	$2,980.6

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended December 31,

CASH FLOWS FROM OPERATING ACTIVITIES:	2020	2019
Net loss	$(619.0)	$(157.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	143.3	162.9
Foreign currency losses from re-measurement	(6.0)	(1.9)
Amortization of debt discount	1.4	1.6
Stock-based compensation amortization	10.4	8.1
Impairment charges	144.1	—
Provision (benefit) from deferred income taxes	154.7	(29.8)
Amortization of debt issuance costs	26.8	14.6
Gain on divested assets	(0.5)	(26.6)
Pension and other post-retirement cost	4.0	7.2
Gain on early extinguishment of debt, net	(43.1)	—
Paid-in-kind interest expense on the 2020 BrandCo Facilities	10.8	—
Change in assets and liabilities:
Decrease (increase) in trade receivables	76.7	9.3
Increase (decrease) in inventories	(8.4)	74.5
Decrease (increase) in prepaid expenses and other current assets	8.0	16.8
(Decrease) increase in accounts payable	(53.1)	(73.2)
(Decrease) increase in accrued expenses and other current liabilities	(9.9)	(42.4)
Increase (decrease) in deferred revenue	71.6	—
Pension and other post-retirement plan contributions	(9.8)	(12.1)
Purchases of permanent displays	(30.8)	(46.2)
Other, net	31.5	26.6
Net cash used in operating activities	(97.3)	(68.3)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10.3)	(29.0)
Proceeds from the sale of certain assets	—	31.1
Net cash (used in) provided by investing activities	(10.3)	2.1

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	4.3	(17.3)
Borrowings under the 2020 BrandCo Facilities	880.0	—
Repurchase of the 5.75% Senior Notes	(281.4)	—
Net borrowings under the Amended 2016 Revolving Credit Facility	(133.5)	(62.6)
Net borrowings (repayments) under the 2019 Term Loan Facility	(200.0)	200.0
Repayment under the 2018 Foreign Asset-Based Term Loan	(31.4)	—
Repayments under the 2016 Term Loan Facility	(11.5)	(18.0)
Payment of financing costs	(122.0)	(15.3)
Tax withholdings related to net share settlements of restricted stock and RSUs	(1.7)	(1.6)
Other financing activities	(0.3)	(0.9)
Net cash provided by financing activities	102.5	84.3
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3.1	(1.1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(2.0)	17.0
Cash, cash equivalents and restricted cash at beginning of period	104.5	87.5
Cash, cash equivalents and restricted cash at end of period	$102.5	$104.5

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$238.6	$194.6
Income taxes, net of refunds	12.8	9.9
Supplemental schedule of non-cash investing and financing activities:
Non-cash roll-up of participating lenders from the 2016 Term Loan Facility to the 2020 Brandco Facilities	$846.0	$—
Paid-in-kind debt issuance costs capitalized to the 2020 BrandCo Facilities	29.1	—
Paid-in-kind interest capitalized to the 2020 BrandCo Facilities	9.6	—
Paid-in-kind fees for the B-2 Loans in the November 5.75% Senior Notes Exchange Offer	17.5	—

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,
	2020	2019
	(Unaudited)
Reconciliation to net (loss) income:
Net (loss) income	$(233.8)	$25.8
Income (loss) from discontinued operations, net of taxes	—	5.5
Loss from continuing operations, net of taxes	(233.8)	20.3
Interest expense, net	65.3	50.9
Amortization of debt issuance costs	9.0	4.2
Foreign currency losses, net	(15.1)	(10.9)
Provision for income taxes	204.0	3.4
Depreciation and amortization	35.0	38.3
Miscellaneous, net	(1.0)	8.8
EBITDA	$63.4	$115.0
Non-operating items:
Non-cash stock-based compensation expense	1.8	0.4
Restructuring and related charges	7.4	3.1
Acquisition, integration and divestiture costs	0.8	3.2
Gain on divested assets	—	(26.6)
Financial control remediation and sustainability actions and related charges	1.1	3.6
Excessive coupon redemption	—	13.2
COVID-19 charges	11.2	—
Capital structure and related charges	26.1	—
Adjusted EBITDA	$111.8	$111.9

	Year Ended December 31,
	2020	2019
	(Unaudited)
Reconciliation to net (loss) income:
Net loss	$(619.0)	$(157.7)
Income (loss) from discontinued operations, net of taxes	—	7.5
Loss from continuing operations, net of taxes	(619.0)	(165.2)
Interest expense, net	243.3	196.6
Amortization of debt issuance costs	26.8	14.6
Gain on early extinguishment of debt	(43.1)	—
Foreign currency losses, net	(6.0)	(1.9)
Provision for income taxes	158.8	0.2
Depreciation and amortization	143.3	162.9
Miscellaneous, net	12.9	16.4
EBITDA	$(83.0)	$223.6
Non-operating items:
Non-cash stock-based compensation expense	10.4	8.1
Restructuring and related charges	68.7	30.5
Acquisition, integration and divestiture costs	5.0	3.9
Gain on divested assets	(0.5)	(26.6)
Financial control remediation and sustainability actions and related charges	9.6	13.4
Impairment charges	144.1	—
Excessive coupon redemption	4.2	13.2
COVID-19 charges	46.3	—
Capital structure and related charges	35.3	—
Adjusted EBITDA	$240.1	$266.1

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Segment Profit:
Revlon	$45.1	$42.7	$86.5	$101.2
Elizabeth Arden	21.2	20.5	39.6	37.6
Portfolio	13.5	20.0	47.4	45.0
Fragrances	32.0	28.7	66.6	82.3
Total Segment Profit/Adjusted EBITDA	$111.8	$111.9	$240.1	$266.1

Reconciliation to (loss) income from continuing operations before income taxes:
(Loss) income from continuing operations before income taxes	$(29.8)	$23.7	$(460.2)	$(165.0)
Interest expense, net	65.3	50.9	243.3	196.6
Amortization of debt issuance costs	9.0	4.2	26.8	14.6
Gain on early extinguishment of debt	—	—	(43.1)	—
Foreign currency losses, net	(15.1)	(10.9)	(6.0)	(1.9)
Miscellaneous, net	(1.0)	8.8	12.9	16.4
Operating income (loss)	28.4	76.7	(226.3)	60.7

Non-operating items:
Restructuring and related charges	7.4	3.1	68.7	30.5
Acquisition, integration and divestiture costs	0.8	3.2	5.0	3.9
Gain on divested assets	—	(26.6)	(0.5)	(26.6)
Financial control remediation and sustainability actions and related charges	1.1	3.6	9.6	13.4
Impairment charges	—	—	144.1	—
Excessive coupon redemption	—	13.2	4.2	13.2
COVID-19 charges	11.2	—	46.3	—
Capital structure and related charges	26.1	—	35.3	—
Adjusted Operating income (loss)	75.0	73.2	86.4	95.1
Non-cash stock-based compensation expense	1.8	0.4	10.4	8.1
Depreciation and amortization	35.0	38.3	143.3	162.9

Adjusted EBITDA	$111.8	$111.9	$240.1	$266.1

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET SALES RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Segment Net Sales
Revlon	$205.6	$242.7	$688.4	$958.8
Elizabeth Arden	181.1	168.0	463.5	520.0
Portfolio	103.2	133.7	401.3	487.8
Fragrances	136.7	155.0	351.1	453.0
Total Segment Net Sales	$626.6	$699.4	$1,904.3	$2,419.6

Non-operating items:
Excessive coupon redemption	—	13.2	4.2	13.2
Total Adjusted Net Sales	$626.6	$712.6	$1,908.5	$2,432.8

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Gross Profit	$366.8	$397.9	$1,043.8	$1,367.4
Non-operating items:
COVID-19 charges	8.7	—	35.7	—
Excessive coupon redemption	—	13.2	4.2	13.2
Financial control remediation and sustainability actions and related charges	—	—	6.1	—
Restructuring and related charges	—	0.8	—	5.0
Adjusted Gross Profit	$375.5	$411.9	$1,089.8	$1,385.6

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,
	2020	2019
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net (loss) income	$(233.8)	$25.8

Non-operating items (after-tax):
Restructuring and related charges	9.4	2.4
Acquisition, integration and divestiture costs	1.7	2.5
Gain on divested assets	(0.1)	(20.0)
Financial control remediation and sustainability actions and related charges	3.2	2.8
Impairment charges	(3.6)	—
Excessive coupon redemption	0.9	10.1
COVID-19 charges	37.5	—
Capital structure and related charges	28.0	—
Valuation allowance on net federal deferred tax assets	189.5	—
Adjusted net income	$32.7	$23.6

Net (loss) income:
Diluted (loss) income per common share	(4.37)	0.49
Adjustment to diluted (loss) income per common share	4.98	(0.05)
Adjusted diluted (loss) income per common share	$0.61	$0.44

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,488,701	53,153,033

	Year Ended December 31,
	2020	2019
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net loss	$(619.0)	$(157.7)

Non-operating items (after-tax):
Restructuring and related charges	57.9	24.0
Acquisition, integration and divestiture costs	5.0	3.0
Gain on divested assets	(0.5)	(20.0)
Financial control remediation and sustainability actions and related charges	9.6	10.3
Impairment charges	127.1	—
Excessive coupon redemption	4.2	10.1
COVID-19 charges	45.1	—
Capital structure and related charges	35.3	—
Valuation allowance on net federal deferred tax assets	189.5	—
Adjusted net loss	$(145.8)	$(130.3)

Net loss:
Diluted loss per common share	(11.59)	(2.97)
Adjustment to diluted loss per common share	8.86	0.52
Adjusted diluted loss per common share	$(2.73)	$(2.45)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,401,324	53,081,321

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Year Ended December 31,
	2020	2019
	(Unaudited)
Reconciliation to net cash used in operating activities:
Net cash used in operating activities	$(97.3)	$(68.3)
Less capital expenditures	(10.3)	(29.0)

Free cash flow	$(107.6)	$(97.3)